PRESS RELEASE

From: UniHolding Corp.
New York, New York

                                               For Further Information:
                                               Melanie Stapp (New York)
                                               (212) 219 9496
                                               Bruno Adam (Geneva,
                                               Switzerland)
                                               + (41) (22) 909 77 77


FOR IMMEDIATE RELEASE
January 4, 1996

                    UNIHOLDING CORP. ANNOUNCES ADJUSTMENTS TO
                              ITS CAPITAL STRUCTURE

New York, New York, January 4, 1996 -- UniHolding Corporation (NASDAQ: UHLD) announced today that it effected a 1 to 4 reverse stock split of its common stock and reduced its authorized shares to 20 million from 60 million as of December 27, 1995.

While such adjustments were effective as of December 27, 1995, the Company has been advised by NASDAQ that such adjustments will only be reflected as of the opening of the market on January 5, 1996.

UniHolding Corp. owns Unilabs Group Limited which provides laboratory testing services in the United Kingdom and Switzerland through its principal operating subsidiaries, United Laboratories Limited (UK) and Unilabs SA (Switzerland). UniHolding also owns laboratories in Italy and Spain.

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